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                                                           EXHIBIT NO. 99.10(a)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in this Post-Effective Amendment No. 60 to Registration Statement No. 2-50409 on Form N-1A of our reports dated June 23, 2005 relating to the financial statements of MFS Bond Fund, MFS Limited Maturity Fund, MFS Intermediate Investment Grade Bond Fund, MFS Research Bond Fund, and MFS Research Bond Fund J, each a series of MFS Series Trust IX, appearing in the Annual Reports to shareholders for the year ended April 30, 2005, and to the references made to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, each of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
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Deloitte & Touche LLP

Boston, Massachusetts
August 22, 2005